Exhibit 99.2
October 4, 2006
Michael J. McConnell
Vice President
Shamrock Capital Advisors, Inc.
4444 Lakeside Drive
Burbank, CA 91505
Dear Mr. McConnell:
     The Company is in receipt of your letter of September 27, 2006, demanding, pursuant to Section 220 of the Delaware General Corporation Law, to inspect numerous and unnecessarily broad categories of the Company’s books, records and other documents for the stated purpose of investigating possible mismanagement and other breaches of fiduciary duty by members of the Company’s board and senior management in connection with its recent merger with GoRemote.
     In light of Shamrock’s recent activities, the Company believes that this demand has not been presented for a proper purpose; rather, it has been presented in order to threaten the Company with unnecessary burden and expense if the Company does not accede to Shamrock’s other demands. Moreover, Shamrock has failed to identify a reasonable basis to suspect that acts of mismanagement or other breaches of fiduciary duty of the sort to which you refer have occurred. Your demand for inspection is therefore inadequate and unenforceable as a matter of Delaware law, and the Company declines to accede to it.
/s/ Ken Denman
Ken Denman